Exhibit 10.27

RESTRICTED LIMITED PARTNERSHIP INTEREST AGREEMENT

This is an Agreement (“Agreement”) between Piper Jaffray Investment Management LLC (“PJIM”), a Delaware corporation (the “Company”) an indirect, wholly-owned subsidiary of Piper Jaffray Companies (“PJC”), and M. Bradley Winges, an employee of the Company or an Affiliate of the Company (the “Employee”), which contains certain restrictive covenants that Employee agrees to abide by as a condition of becoming entitled to subscribe for a limited partnership interest in the Piper Jaffray Municipal Opportunities Fund, L.P. (“Fund”). By entering into this Agreement and agreeing to abide by the following terms and conditions, the Company hereby allows the Employee to subscribe for a limited partnership interest in the Fund, by signing the attached Subscription Agreement & Limited Power of Attorney:

Terms and Conditions

1.    Principal Investment.

(a)     The Employee is required to invest at least twenty-five percent (25%) of his annual restricted incentive compensation in the Fund in accordance with and pursuant to that certain Letter Agreement, dated October 25, 2012, by and among PJIM, the Fund and a Fund investor (the “Letter Agreement”).

(b)     In accordance with the Letter Agreement, and subject to the terms and conditions of this Agreement, the Company hereby grants as of February 3, 2015 (the “Grant Date”), to the Employee $_________ in limited partnership interest in the Fund (the “Restricted LP Interest”), subject to the restrictions provided for in this Agreement. Employee acknowledges and agrees that this grant of the Restricted LP Interest satisfies PJC’s obligation to provide the Employee the corresponding amount of annual restricted incentive compensation for the year immediately preceding the Grant Date. The limited partnership interest will be evidenced by the attached Subscription Agreement & Limited Power of Attorney of the Fund (“Subscription Agreement”). The restrictions provided for in this Agreement will apply to the Restricted LP Interest until such time that it vests. The Restricted LP Interest will remain restricted and subject to forfeiture until it has vested in accordance with all of the terms and conditions of this Agreement. The Restricted LP Interest may not (until such Restricted LP Interest has vested in the Employee in accordance with all terms and conditions of this Agreement) be assigned or transferred other than by will or the laws of descent and distribution and shall not be subject to pledge, hypothecation, execution, attachment or similar process.

2.    Vesting.

(a)    Continuous Employment: So long as the Employee remains continuously employed by the Company or an Affiliate (including during the continuance of any leave of absence as approved by the Company or an Affiliate (as defined below)), then the Restricted LP Interest will vest in full on the third anniversary of the Grant Date . Except as otherwise provided herein, if and when the Employee’s employment with the Company or an Affiliate terminates, whether by the Employee or by the Company (or an Affiliate), voluntarily or involuntarily, for any reason, then the Restricted LP Interest shall, if not previously vested, be forfeited in accordance with Section 4 of this Agreement. As used in this Agreement, “Affiliate” means any entity in which the Company has, directly or indirectly through one or more intermediaries, a controlling interest or which has, directly or indirectly through one or more intermediaries, a controlling interest in the Company, within the meaning of Treasury Regulation § 1.409A-1(b)(5)(iii)(E)).

(b)    Vesting in Event of Death: If the Employee’s employment by the Company or an Affiliate terminates because of the Employee’s death, then the unvested Restricted LP Interest will immediately vest in full.

(c)    Vesting in Event of Long-Term Disability: If the Employee’s employment by the Company or an Affiliate terminates because of the Employee’s long-term disability (as defined in the Company’s long-term disability plan, a “Disability”), then the unvested Restricted LP Interest will continue vesting during the Employee’s long-term disability period in accordance with the vesting terms set forth in Section 2(a). If, however, the Employee recovers from the disability, and returns to gainful employment with any employer other than the Company or an

Affiliate, the Employee’s entitlement to the unvested Restricted LP Interest will be subject to the requirements of subparagraph 2(f) below.

(d)    Vesting in Event of Severance Event: If the Employee’s employment by the Company or an Affiliate is involuntarily terminated as a result of a Company-determined severance event (i.e., an event specifically designated as a severance event by the Company in a written notice to the Employee that he or she is eligible for severance benefits under PJC’s Severance Plan, as may be amended from time to time), then the unvested Restricted LP Interest will, as set forth in writing in a severance agreement, vest in full upon the expiration of a thirty-day period commencing upon the Employee’s execution of a general release of all claims against the Company and its Affiliates, on a form provided by the Company for this purpose and within the timeframe designated by the Company; provided that, no such vesting will occur unless (i) the Employee has not revoked the general release and it remains effective and enforceable upon expiration of the thirty-day period following its execution, and (ii) the Employee has complied with the terms and conditions of the Company’s Severance Plan and the applicable severance agreement.

(e)    Vesting in Event of For Cause Discharge: If the Employee’s employment with the Company or an Affiliate terminates because the Employee was discharged for “Cause” (as that term is defined in subparagraph 4(b) below), then the Restricted LP Interest shall, if not previously vested, be forfeited in accordance with Section 4 of this Agreement.

(f)    Vesting in the Event of Any Other Type of Separation: If the Employee’s employment with the Company or an Affiliate terminates for any reason other than the Employee’s death, long-term disability, termination in a Company-determined severance event, or for Cause, (all as described above), then the Restricted LP Interest shall, if not previously vested, be forfeited in accordance with Section 4 of this Agreement, unless, at or around the time of such termination: (a) the Company requests that the Employee sign a Post-Termination Agreement and the Employee voluntarily elects to sign a Post-Termination Agreement with the Company; and (b) the Employee executes a general release of all claims against the Company and its Affiliates on a form provided by the Company for this purpose and within the timeframe designated by the Company, and takes no action to revoke the general release in whole or in part.

If the Employee is asked to sign and signs a Post-Termination Agreement, and thereafter complies with the Employee’s obligations under such Post-Termination Agreement, including the obligation to refrain from engaging in any Restricted Activities (as defined below) for the shorter of the remaining vesting period of the Restricted LP Interest or the restricted period identified in the Post-Termination Agreement (which may extend beyond the Applicable Post-Employment Restricted Period (as defined below) and be up to two years following the date of termination), and the Employee signs and does not rescind the general release as described above, then the Restricted LP Interest shall not be forfeited in accordance with Section 4 below but rather, as set forth in the Post-Termination Agreement, shall continue to vest in accordance with Section 2(a) for so long as the Employee continuously refrains from engaging in all Restricted Activities for the shorter of the remaining vesting period of the Restricted LP Interest or the restricted period identified in the Post-Termination Agreement.

3.    Effect of Vesting. Upon the vesting of the Restricted LP Interest, the limited partnership interest in the Fund provided for in Section 1(b) will no longer be subject to forfeiture as provided in Section 4 of this Agreement; provided, however, such vested limited partnership interest shall be subject to potential recovery by the Company or an Affiliate pursuant to Section 6 of this Agreement.

4.    Forfeiture of Unvested Restricted LP Interest to the Company.

(a)     If (i) the Employee attempts to pledge, encumber, assign, transfer or otherwise dispose of any of the Restricted LP Interest or the Restricted LP Interest becomes subject to attachment or any similar involuntary process in violation of this Agreement, or (ii) the Employee’s employment with the Company or an Affiliate (A) is terminated for Cause or (B) terminates under the circumstances covered by Section 2(d) or Section 2(f) (including as Section 2(f) applies with respect to Section 2(c)) of this Agreement and either (1) the conditions or restrictions of such Section, as applicable, are not satisfied or (2) the conditions or restrictions of such Section, as applicable, are satisfied but the Employee subsequently violates any of them, then if the Restricted LP Interest has not previously vested, it shall be forfeited, and the Employee shall thereafter have no right, title or interest whatever in such unvested Restricted LP Interest.

(b)    For purposes of this Agreement, “Cause” means (i) the Employee’s continued failure to substantially perform his or her duties with the Company or an Affiliate after written demand for substantial performance is delivered to the Employee; the Employee shall be provided thirty (30) days to attempt to remedy the deficiencies identified by the Company or an Affiliate in its written demand; (ii) the Employee’s conviction of a felony; (iii) the Employee committing a felony or engaging in other misconduct that the Company determines, in its sole discretion, impairs the Employee’s ability to perform his or her duties with the Company or an Affiliate, and/or results in negative or otherwise adverse publicity for the Company or an Affiliate; (iv) the Employee’s violation of any policy of the Company or an Affiliate that the Company, in its sole discretion, deems material; (v) the Employee’s violation of any securities law, rule or regulation that the Company, in its sole discretion, deems material; (vi) the Employee’s engagement in conduct that, in the Company’s sole discretion, exposes the Company or an Affiliate to civil or regulatory liability or injury to its reputation; (vii) the Employee’s engagement in conduct that would subject the Employee to statutory disqualification pursuant to Section 15(b) of the Exchange Act and the regulations promulgated thereunder; or (viii) the Employee’s gross or willful misconduct that the Company, in its sole discretion, deems material.

5.    Restricted Activities.  In consideration of the grant of this Award, the Employee agrees to comply with and be bound by the following restrictive covenants (each a “Restricted Activity” and together the “Restricted Activities”):

(a)the Employee will not, either during the Employee’s employment by the Company or an Affiliate or at any time thereafter, except in connection with the performance of the Employee’s job duties for the benefit of the Company, use, disclose or misappropriate any Confidential Information (as defined below) unless the Company or an Affiliate consents otherwise in writing. “Confidential Information” shall have the same meaning as the term “Company-Confidential Information” has in PJC’s Code of Ethics and Business Conduct, and shall include without limitation any confidential, secret or proprietary knowledge or information of the Company or an Affiliate that the Employee has acquired or become acquainted with during the Employee’s employment with the Company or an Affiliate.

(b)     the Employee will not, during the Employee’s employment by the Company or an Affiliate and during the Applicable Post-Employment Restricted Period, directly or indirectly, on behalf of the Employee or any other person (including but not limited to any Talent Competitor (as defined below)), solicit, induce or encourage any person then employed, or employed within the 180-day period preceding the Employee’s termination, by the Company or an Affiliate to terminate or otherwise modify their employment relationship with the Company;

(c)    the Employee will not, during the Employee’s employment by the Company or an Affiliate and during the Applicable Post-Employment Restricted Period, on behalf of the Employee or any other person (including but not limited to any Talent Competitor (as defined below)), hire, retain or employ in any capacity any person then employed, or employed within the 180-day period preceding the Employee’s termination, by the Company or an Affiliate;

(d)    the Employee will not, during the Employee’s employment by the Company or an Affiliate and during the Applicable Post-Employment Restricted Period, directly or indirectly, on behalf of the Employee or any other person (including but not limited to any Talent Competitor), solicit or otherwise seeks to divert any customer, client or account of the Company or an Affiliate away from engaging in business with the Company or an Affiliate. For purposes of this subparagraph, “customer, client or account” shall include the following: then-current customers, clients, or accounts of the Company or an Affiliate; any customers, clients or accounts that had been represented by or had a business relationship with the Company or an Affiliate within the 365-day period preceding the Employee’s termination; and any individual, company or other form of legal entity that had been solicited or pitched for business by the Company or an Affiliate within the 180-day period preceding the Employee’s termination, if the Employee was involved in any capacity in the solicitation or pitch;

(e)    the Employee will not, during the Employee’s employment by the Company or an Affiliate and during the Applicable Post-Employment Restricted Period, without the prior written consent of the Company or an Affiliate, (x) become a director, officer, employee, partner, consultant or independent contractor of, or otherwise work or provide services for, a Talent Competitor doing business in the same geographic or market area(s) in which the Company or an Affiliate is also doing business, or (y) acquire any material ownership or similar financial interest in any such Talent Competitor;

(f)    the Employee will not, either during the Employee’s employment by the Company or an Affiliate or at any time thereafter, make disparaging, derogatory, or defamatory statements about the Company or an Affiliate in any public forum or media; and

(g)    the Employee will not, either during the Employee’s employment by the Company or an Affiliate or at any time thereafter, fail to cooperate fully with and provide full and accurate information to the Company and its counsel with respect to any matter (including any audit, tax proceeding, litigation, investigation or governmental proceeding) with respect to which the Employee may have knowledge or information, subject to reimbursement for actual, appropriate and reasonable expenses incurred by the Employee.

For purposes of this Section 5, the “Applicable Post-Employment Restricted Period” means: (i) with respect to Sections 5(b) and (c), one year following any termination of the Employee’s employment with the Company or an Affiliate (not including any period of notice provided by the Employee); (ii) with respect to Section 5(d), six months following any termination of the Employee’s employment with the Company or an Affiliate (not including any period of notice provided by the Employee); and (iii) with respect to Section 5(e), one month following any termination of the Employee’s employment initiated and effected by the Company or an Affiliate without Cause, or three months following any other termination of the Employee’s employment with the Company or an Affiliate (not including any period of notice provided by the Employee); provided, however, that if the Company requests that the Employee sign a Post-Termination Agreement and the Employee voluntarily elects to sign such Post-Termination Agreement with the Company pursuant to Section 2(f), then such Post-Termination Agreement may include one or more restricted periods that are longer than the Applicable Post-Employment Restricted with respect to one or more of the Restricted Activities.

For purposes of this Section 5, a “Talent Competitor” means any corporation, partnership, limited liability company or other business association, organization or entity that engages in the investment banking, securities brokerage or investment management business, including, but not limited to, investment banks, sell-side broker dealers, mergers and acquisitions or strategic advisory firms, merchant banks, hedge funds, private equity firms, venture capital firms, asset managers and investment advisory firms.

6.    Potential Clawback.  The Employee acknowledges that he or she has been provided a copy of PJC’s Incentive Compensation Recovery Policy, dated February 4, 2014 (the “Recovery Policy”), and understands, accepts and agrees that the Restricted LP Interest and any other outstanding restricted limited partnership interest in the Fund in which he may have been granted after May 8, 2013 (a “Prior Award”) are subject to the terms and conditions of the Recovery Policy as it currently exists and as it may be amended from time to time, which include the potential forfeiture to or recovery by the Company of this Restricted LP Interest, any Prior Award, any limited partnership interests vested pursuant to this Agreement or any Prior Award, any proceeds received by the Employee upon the sale of any such limited partnership interests or in connection with a distribution made to those holding limited partnership interests in the Fund, and any other compensatory value received by Employee under this Agreement or any Prior Award under the circumstances and to the extent set forth in the Recovery Policy. This Agreement may be unilaterally amended by the Compensation Committee of PJC’s Board of Directors at any time to comply with the Recovery Policy as it may be amended from time to time.

7.    No Promise of Future Awards or Continued Employment. The Employee acknowledges that this Agreement allows the Employee to subscribe for a limited partnership interest in PJIM (by signing the attached Subscription Agreement), but does not impose any obligation on the Company to allow any future investments or provide the Employee any future grants of interests in the Fund. This Agreement shall not give the Employee a right to continued employment with the Company or any Affiliate, and the Company or Affiliate employing the Employee may terminate his or her employment at will, and otherwise deal with the Employee without regard to this Agreement.

8.    Binding Effect. This Agreement shall be binding in all respects on the heirs, administrators, representatives, executors and successors of the Employee, and on the Company and its successors and assigns.
9.    Injunctive Relief. In the event of a breach by the Employee of the Employee’s obligations under this Agreement, including but not limited to a commission by the Employee of a Restricted Activity as described in Section 5, in addition to being entitled to exercise all rights granted by law, including recovery of damages, the Company will be entitled to specific performance of its rights under this Agreement. The Employee acknowledges that a violation or attempted violation of the obligations set forth herein will cause immediate and irreparable damage to the Company, and therefore agrees that the Company shall be entitled as a matter of right to an injunction, from any court of competent jurisdiction, restraining any violation or further violation of such obligations (without posting any bond or other security).

10.     Agreement to Arbitrate. The Company and the Employee each agrees (i) that any dispute, claim or controversy arising out of or relating directly or indirectly to the construction, performance or breach of this Agreement (including, without limitation, the ability to subscribe for a limited partnership interest in the Fund or the forfeiture of Restricted LP Interest) shall be settled by arbitration conducted before and in accordance with the rules of the Financial Industry Regulatory Authority; and (ii) that judgment upon any award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof. Accordingly, the Company and the Employee each waive their right (if any) to a trial before a court judge and/or jury to resolve any such disputes; provided, this Section 10 shall not be construed to limit the Company’s right to obtain equitable relief under Section 9 with respect to any matter or controversy subject to Section 9, and pending a final determination by the arbitrators with respect to any such matter or controversy, the Company shall be entitled to obtain any such relief by direct application to state, federal, or other applicable court, without being required to first arbitrate such matter or controversy.

11.    Choice of Law. The Company is incorporated in the State of Delaware. Accordingly, this Agreement is entered into under the laws of the State of Delaware and shall be construed and interpreted thereunder (without regard to its conflict-of-law principles).
12.    Modification.  In the event that any one or more of the Restricted Activities described in Section 5 above shall be held to be unenforceable, invalid or illegal for any reason including, but not limited to, being excessively broad as to duration, geographical scope, activity or subject, such restriction shall be construed or modified by limiting and reducing it, so as to provide the Company with the maximum protection of its business interests and the intent of the parties as set forth herein and yet be valid and enforceable under the applicable law as it shall then exist.  If any such restriction held to be unenforceable, invalid or illegal cannot be so construed or modified, such finding shall not affect the enforceability of any of the other restrictions contained herein.
13.    Entire Agreement. This Agreement sets forth the entire agreement and understanding of the parties hereto with respect to the grant of the Restricted LP Interest and the subscription for a limited partnership interest of the Fund, and supersedes all prior agreements, arrangements, plans, and understandings relating to the agreement to allow Employee to subscribe for or be granted interests in a limited partnership interest into the Fund.
14.    Amendment and Waiver. Except as provided in Section 6 above, this Agreement may be amended, modified, or canceled only by a written instrument executed by the parties. No term or condition of this Agreement shall be deemed to have been waived, nor shall there be any estoppel to enforce any provision of this Agreement, except by a statement in writing signed by the party against whom enforcement of the waiver or estoppel is sought.  Any written waiver shall not be deemed a continuing waiver unless specifically stated, shall operate only as to the specific term or condition waived, and shall not constitute a waiver of such term or condition for the future or as to any other act other than that specifically waived.

15.    Acknowledgment of Receipt of Copy. By execution hereof, the Employee acknowledges having received a copy of the offering documents for the Fund, as well as the attached Subscription Agreement.

16.    Acknowledgement of Voluntary Election; Fairness. By executing this Agreement, the Employee acknowledges his voluntary election to invest in the Restricted LP Interest and subscribe for a limited partnership interest in the Fund, subject to all of the terms and conditions set forth in this Agreement and the Subscription Agreement, and agrees to be bound thereby, including, without limitation, the terms and conditions specifying the circumstances under which the Restricted LP Interest shall be forfeited and returned to the Company. Employee further acknowledges and agrees that such terms and conditions are fair and reasonable in light of the circumstances under which the Restricted LP Interest is being used to subscribe for a limited partnership interest in the Fund.

17.    Tax Withholding. The parties hereto recognize that the Company or an Affiliate may be obligated to withhold federal and state taxes or other taxes upon the vesting of the Restricted LP Interest. The Employee agrees that, at such time, if the Company or an Affiliate is required to withhold such taxes, the Employee will promptly pay, in cash upon demand (or in any other manner permitted by the Company), to the Company or an Affiliate such amounts as shall be necessary to satisfy such obligation. The Employee further acknowledges that the Company has directed the Employee to seek independent advice regarding the applicable provisions of the Internal Revenue Code, the income tax laws of any municipality, state or foreign country in which the Employee may reside, and the tax consequences of the Employee’s death.

18.    Limited Partner Rights. The Employee shall not have any of the rights or obligations of a limited partner in the Fund with respect to the Restricted LP Interest until the Restricted LP Interest vests in accordance with the terms of this Agreement.

19.    Interpretation. The Head of Human Capital of the Company shall have the full and final discretionary authority and responsibility to interpret and construe this Agreement and to make any determinations necessary or advisable for the administration of this Agreement and the Restricted LP Interest. The interpretations and determinations of the Head of Human Capital shall be binding on all persons, including the Employee. The Employee agrees that the interpretations and determinations of the Head of Human Capital be given deference in all courts to the greatest extent allowed under law, and that they not be overturned or set aside by any court unless found to be arbitrary and capricious, or made in bad faith.

IN WITNESS WHEREOF, the Employee and the Company have executed this Agreement as of the date of issuance specified at the beginning of this Agreement.

IMPORTANT ACKNOWLEDGEMENT: By signing this Agreement, Employee voluntarily elects to invest the Restricted LP Interest into the Piper Jaffray Municipal Opportunities Fund, L.P., subject to all of the terms and conditions set forth in this Agreement, and specifically acknowledges and agrees that the outstanding Restricted LP Interest may be forfeited under certain circumstances, as specified in Section 4. Employee also acknowledges and agrees that such terms and conditions are fair and reasonable under the circumstances.

M. BRADLEY WINGES / EMPLOYEE

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PIPER JAFFRAY INVESTMENT MANAGEMENT LLC

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By: Debbra L. Schoneman
Its: Chief Financial Officer